Filed Pursuant to Rule 433

Registration No. 333-194298

GILEAD SCIENCES, INC.

PRICING TERM SHEET

Dated November 12, 2014

Issuer:	Gilead Sciences, Inc.

Current Ratings:*	A3 (Positive) / A- (Stable) (Moody’s / S&P)

Title of Securities:	2.350% Senior Notes due 2020 (the “2020 Notes”) 3.500% Senior Notes due 2025 (the “2025 Notes”) 4.500% Senior Notes due 2045 (the “2045 Notes”)

Principal Amount:	2020 Notes: $500,000,000 2025 Notes: $1,750,000,000 2045 Notes: $1,750,000,000

Trade Date:	November 12, 2014

Original Issue Date (Settlement Date):	November 17, 2014

Maturity Date:	2020 Notes: February 1, 2020 2025 Notes: February 1, 2025 2045 Notes: February 1, 2045

Interest Rate:	2020 Notes: 2.350% 2025 Notes: 3.500% 2045 Notes: 4.500%

Price to Public:	2020 Notes: 99.772% 2025 Notes: 99.906% 2045 Notes: 99.413%

Yield to Maturity:	2020 Notes: 2.396% 2025 Notes: 3.510% 2045 Notes: 4.535%

Spread to Benchmark Treasury:	2020 Notes: 75 basis points 2025 Notes: 115 basis points 2045 Notes: 145 basis points

Benchmark Treasury:	2020 Notes: 1.500% due October 31, 2019 2025 Notes: 2.375% due August 15, 2024 2045 Notes: 3.375% due May 15, 2044

Benchmark Treasury Price /Yield:	2020 Notes: 99-09 3⁄4 / 1.646% 2025 Notes: 100-04 / 2.360% 2045 Notes: 105-19 / 3.085%

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2015

Make-Whole Call:

2020 Notes: At any time at a discount rate of Treasury plus 12.5 basis points;

2025 Notes: At any time prior to November 1, 2024 at a discount rate of Treasury plus 20 basis points;

2045 Notes: At any time prior to August 1, 2044 at a discount rate of Treasury plus 25 basis points;

Par Call:	2025 Notes: On or after November 1, 2024 2045 Notes: On or after August 1, 2044

CUSIP / ISIN:	2020 Notes: 375558 AY9 / US375558AY93 2025 Notes: 375558 AZ6 / US375558AZ68 2045 Notes: 375558 BA0 / US375558BA09

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Barclays Capital Inc. HSBC Securities (USA) Inc.

Co-Managers:

Goldman, Sachs & Co.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

The Williams Capital Group, L.P.

*Note: a securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or calling J.P. Morgan Securities LLC collect at 1-212-834-4533.

This pricing term sheet supplements the Preliminary Prospectus Supplement issued by Gilead Sciences, Inc. on November 12, 2014 relating to its Prospectus dated March 4, 2014.